MotorSports Emporium Adds Marco Andretti
                  to Its Impressive List of Sponsored Drivers

Friday April 1, 12:44 pm ET

ScaleCars.Com to Be Featured on Andretti Racecar

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--April 1, 2005--David Keaveney, CEO of MotorSports Emporium Inc. (OTCBB: MSEP - News), announced today the details of a sponsorship agreement with Marco Andretti.

The 18-year-old son of Andretti Green Racing co-owner Michael Andretti and grandson of Mario Andretti, both racing legends, will feature the ScaleCars.com logo on his driving uniform and racecar.

Andretti drives for MJ MotorSports in the Star Mazda Series. All 11 rounds of the championship will be featured on Speed Channel on a tape-delay basis, starting with the opening round at Sebring on Sunday, April 24, at 11 a.m. Eastern Standard Time. All events have multiple air times, with most having initial air times on Sunday afternoons.

     Event              Event Date                Premiere

Sebring            Friday,    3/18/05    Sunday,  4/24/05   11 a.m. ET
Road Atlanta       Saturday,  4/16/05    Sunday,  5/29/05    2 p.m. ET
Mid Ohio           Saturday,  5/21/05    Sunday,   6/5/05    1 p.m. ET
Montreal           Saturday,  6/11/05    Sunday,   7/3/05   11 a.m. ET
Pikes Peak         Sunday,     7/3/05    Sunday,  7/24/05    2 p.m. ET
Infineon Race 1    Saturday,  7/16/05    Sunday,   8/7/05    2 p.m. ET
Infineon Race 2    Sunday,    7/17/05    Sunday,  8/14/05    1 p.m. ET
Portland           Saturday,  7/30/05    Sunday,  8/28/05    4 p.m. ET
Road America       Saturday,  8/20/05    Sunday,  9/18/05 1:30 p.m. ET
Mosport            Saturday,   9/3/05    Sunday,  10/2/05    2 p.m. ET
Road Atlanta       Friday,    9/30/05    Sunday, 10/23/05    1 p.m. ET
Laguna Seca        Saturday, 10/15/05    Sunday,  11/6/05    1 p.m. ET

Andretti will also be making his Menards Infiniti Pro Series debut April 3 in the Menards Infiniti Pro Series Grand Prix of St. Petersburg. Marco, who won his first professional driving championship in 2004, will be behind the wheel of the No. 26 Vonage Dallara/Infiniti/Firestone, which has been entered by Andretti Green Racing. There is also the possibility that Marco will run more IPS races in 2005. All 14 races in the Infiniti Pro Series will broadcast on ESPN 2.

Keaveney commented, "We are ecstatic to be able to start a relationship with Marco Andretti. The Andretti name is arguably one of the most recognized names in racing, and Marco is well on his way to upholding the tradition of his father (Michael) and grandfather (Mario). The addition of Marco to our impressive list of sponsored drivers, including Bryan Herta and Arie Luyendyk Jr., will surely provide high visibility for our corporate logos and build upon the company brand name."

ScaleCars.com will be worn on both sleeves of Andretti's driving uniform and on his car in the Star Mazda Series and his Infiniti Pro Series races during the 2005 racing series.

For more information on Marco Andretti, Star Mazda Series or the Infiniti Pro Series, visit www.Andretti.com, or www.indycar.com.

About MotorSports Emporium

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectibles, automobile restoration, high-performance accessories, motor sports-related collectibles, driver's apparel, race venues and product licensing. For more information, visit www.motorsportsemporium.com. For product information, visit www.scalecars.com or www.driversdigs.com.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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Contact:
     MotorSports Emporium Inc., Scottsdale
     Mark Wolkos, 480-596-4002